For more information, please contact:
Michael J. McCloskey
Chief Operating Officer
(720) 932-4282
michaelm@matrixbancorp.com
or
Susan J. Lewis, PAIRELATIONS, LLC
(303) 804-0494
slewis@pairelations.com
FOR IMMEDIATE RELEASE
May 8, 2006

MATRIX BANCORP, INC. ANNOUNCES SALE OF ABS SCHOOL SERVICES, LLC

Transaction Further Demonstrates Company’s Focus on Community Banking

Denver … May 8, 2006 … Matrix Bancorp, Inc. (NASDAQ: MTXC) (the “Company”) announced today that its wholly owned subsidiary, Equi-Mor Holdings, Inc. (“Equi-Mor”), has sold all of its membership interests in ABS Schools Services, LLC (“ABS”), a provider of financing and administrative business services to charter schools, to SKS Ventures, LLC (“SKS”) for approximately $7.4 million. The principal members of SKS are D. Mark Spencer, Richard V. Schmitz and David Kloos, the former Co-Chief Executive Officers and former Chief Financial Officer of the Company, respectively. Matrix Capital Bank, a subsidiary of the Company, provided SKS with $4 million in financing for the transaction. The closing of the transaction took place on Friday, May 5, 2006.

Prior to the execution of the agreement, ABS distributed its outstanding interests in Charter Facilities Funding, LLC and New Century Academy Property Management Group, LLC to Equi-Mor. ABS also distributed certain other assets to Equi-Mor as well as outstanding deferred and current income tax balances related to ABS. Based on the purchase price, a $1.0 million pre-tax charge was recorded in the first quarter, included in discontinued operations, to reflect the net realized value of the ABS interests upon the sale.

SKS assumed all liabilities associated with the ABS loan portfolio transferred to SKS, including ABS’ approximately $5.4 million recourse obligation to a third party financial institution. Equi-Mor has provided a five-year guarantee of up to $1.65 million for the existing ABS loan portfolio and the obligations to that financial institution. Management anticipates a charge of approximately $800,000 to $1.0 million will be recorded in the second quarter in the Company’s financial statements to reflect this recourse obligation.

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Matrix Bancorp, Inc.
Sale of ABS School Services, LLC

If SKS resells ABS within one year of the agreement, 50% of any gain on sale is payable to Equi-Mor, after adjustment for certain post closing events. The Company guaranteed the obligations of its subsidiary Equi-Mor under the agreement. The three former executive officers of the Company guaranteed the obligations of SKS under the agreement and were co-borrowers on the $4 million financing with Matrix Capital Bank.

In discussing the sale, Michael J. McCloskey, Chief Operating Officer of the Company, commented: “We are pleased to announce what we believe to be a mutually beneficial sale for both Matrix Bancorp and SKS Ventures, LLC. This sale allows Matrix Bancorp to take another step toward our goal of re-positioning the company as a traditional community bank serving the Colorado Front Range market. ABS and its employees have proved valuable to Matrix Bancorp’s operations over the years; however, with the Company’s redirection toward community banking, ABS’ business no longer coincides with our new strategy. We thank the former ABS employees for their important contributions to Matrix and wish them well in their new endeavor.”

Denver-based Matrix Bancorp, Inc. is focused on developing its community-based banking network through its Matrix Capital Bank subsidiary by strategically positioning branches across Colorado’s Front Range market. The Bank plans to grow its network to an estimated five to seven community-based branches over the next three to five years. The Company recently identified “United Western” as its proposed new brand name and anticipates a formal change in legal and trade names during second or third quarter of 2006, after receiving applicable regulatory and shareholder approvals.

At December 31, 2005, the Company reported total consolidated assets of $2.1 billion, total loans of $1.4 billion, total deposits of $1.1 billion and total consolidated shareholders equity of $180.7 million (includes proceeds used for the Company’s January 2006 tender offer). For more information, please visit www.matrixbancorp.com.

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the timing of regulatory approvals or consents for contemplated actions; the successful negotiation of a mutually acceptable definitive agreement; general economic conditions; competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; the risks and uncertainties discussed elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

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